EXHIBIT 1

JOINT FILING AGREEMENT

This will confirm the agreement by and among all the undersigned that the Schedule 13G filed on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of  common stock, $0.01 par value per share, of Neuronetics, Inc. is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1).  This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: February 6, 2019

GE VENTURES LIMITED

	By:	/s/ Kelly Warrick
		Name:	Kelly Warrick
		Title:	Authorized Signatory

GENERAL ELECTRIC COMPANY

	By:	/s/ Robert Morimoto
		Name:	Robert Morimoto
		Title:	Attorney-in-fact